As filed with the Securities and Exchange Commission on March 28, 2019
Registration No. 333-147354
Registration No. 333-218765

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 333-147354
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-218765

FORM S-8 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BK TECHNOLOGIES CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada	83-4064262
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

  7100 Technology Drive
West Melbourne, Florida 32904
(Address of Principal Executive Offices, Including Zip Code)

2007 Incentive Compensation Plan
2017 Incentive Compensation Plan
(Full Title of the Plans)

William P. Kelly
Executive Vice President and Chief Financial Officer
BK Technologies Corporation
7100 Technology Drive
West Melbourne, Florida 32904
   (321) 984-1414
___________________________________________________________________
(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:
Jurgita Ashley
Thompson Hine LLP
3900 Key Center
127 Public Square
Cleveland, Ohio 44114
(216) 566-8928
________________________________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT

BK Technologies Corporation, a Nevada corporation (the “Company” or the “Registrant”), is filing these Post-Effective Amendments relating to the following Registration Statements on Form S-8 (together, the “Registration Statements”) as the successor registrant to BK Technologies, Inc., a Nevada corporation (the “Predecessor Company”), in connection with the holding company reorganization of the Predecessor Company (the “Reorganization”):

●
File No. 333-147354, pertaining to the registration of 800,000 shares of common stock, par value $0.60 per share, of the Predecessor Company (“Common Stock”), issued or issuable pursuant to the Predecessor Company’s 2007 Incentive Compensation Plan (the “2007 Plan”) and, as amended, 2017 Incentive Compensation Plan (the “2017 Plan” and, together with the 2007 Plan, the “Plans”), and such additional Common Stock as may be issuable pursuant to the Plans as a result of stock splits, stock dividends and similar transactions, which registration statement was filed with the U.S. Securities and Exchange Commission (the “Commission”) and became effective on November 13, 2007, as amended on August 2, 2012 and June 15, 2017; and

●
File No. 333-218765, pertaining to the registration of 1,000,000 shares of Common Stock, issued or issuable pursuant to the 2017 Plan, and such additional Common Stock as may be issuable pursuant to the 2017 Plan as a result of stock splits, stock dividends and similar transactions, which registration statement was filed with the Commission and became effective on June 15, 2017.

The Reorganization was completed on March 28, 2019, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated March 28, 2019, by and among the Company, the Predecessor Company and another newly-formed Nevada corporation wholly owned by the Company (“MergerSub”). As a result of the Reorganization, the Predecessor Company became a wholly-owned subsidiary of the Company, and the Company became the successor issuer to the Predecessor Company pursuant to and under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Following the Reorganization, each issued and outstanding share of Common Stock automatically converted into one share of common stock of the Company (“Successor Common Stock”). In connection with the Reorganization, the Company assumed the Plans and all of the outstanding equity awards under such Plans. Each outstanding equity award assumed by the Company is issuable upon the same terms and conditions as were in effect immediately prior to the completion of the Reorganization, except that all such equity awards now entitle the holder thereof to acquire Successor Common Stock.

In accordance with Rule 414 under the Securities Act, the Company hereby expressly adopts the Registration Statements as its own registration statements (except as specifically amended by these Post-Effective Amendments) for all purposes of the Securities Act and the Exchange Act. These Post-Effective Amendments set forth additional information necessary to reflect any material changes made in connection with or resulting from the Reorganization, or necessary to keep the Registration Statements from being misleading in any material respect. Other than certain updates related to the passage of time, no other changes or additions are being made hereby to the prospectuses that form a part of the Registration Statements. These Post-Effective Amendments shall become effective immediately upon filing with the Commission pursuant to Rule 462 under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant has sent or given, or will send or give, documents containing the information specified by Part I of the Registration Statement to participants in the Plans, as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act. Such documents need not be filed with the Commission, but these documents constitute (along with the documents incorporated by reference into the Registration Statements pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.
Incorporation of Documents by Reference.

The following documents, which were previously filed with the Commission by the Predecessor Company and the Registrant, are hereby incorporated by reference (except for the portions of the Predecessor Company’s or the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof or otherwise not filed with the Commission, which are deemed not to be incorporated by reference into the Registration Statement):

1.
The Predecessor Company’s Annual Report on Form 10-K for the Registrant’s fiscal year ended December 31, 2018;

2.
The Predecessor Company’s Current Reports on Form 8-K filed with the Commission on January 25, 2019, February 27, 2019 (other than the portions of such document not deemed to be filed), February 28, 2019 (other than the portions of such document not deemed to be filed), March 6, 2019, March 7, 2019, March 11, 2019 and March 21, 2019 and the Registrant’s Current Report on Form 8-K filed with the Commission on March 28, 2019; and

3.
The description of the Predecessor Company’s Common Stock contained in the Predecessor Company’s Registration Statements filed with the Commission pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating that description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the Commission), prior to the filing of a post-effective amendment to the applicable Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statements and to be part hereof from the time of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of the Registration Statements to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.
Description of Securities.

The securities to be offered are registered under Section 12 of the Exchange Act and, accordingly, no description is provided hereunder.

Item 5.
Interests of Named Experts and Counsel.

Not applicable.

Item 6.
Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Nevada. Section 78.138 of the Nevada Revised Statutes (“NRS”) provides that, subject to certain exceptions under Nevada law, unless the articles of incorporation or an amendment thereto provide for greater individual liability, a director or officer is not individually liable to the Registrant or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The Registrant’s Bylaws further provide that a director shall not be personally liable for monetary damages for any action taken, or failure to take any action, unless (a) the director breached or failed to perform the duties of his or her office as provided in the NRS; and (b) the breach or failure to perform constituted self-dealing, willful misconduct or recklessness. In addition, the Registrant’s Articles provide that the personal liability of the directors of the Registrant is eliminated to the fullest extent permitted by the NRS.

Under Section 78.7502 of the NRS, the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Registrant, by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if such person: (i) is not liable pursuant to Section 78.138 of the NRS; or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Further, the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if such person: (i) is not liable pursuant to NRS Section 78.138; or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Registrant. However, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction to be liable to the Registrant or for amounts paid in settlement to the Registrant, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding subject to the Nevada indemnification laws, or in defense of any such claim, issue or matter, the Registrant is required to indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. The Registrant’s Articles and Bylaws comply with the Nevada law as set forth above.

As permitted by Nevada law, the Registrant’s Bylaws authorize the Registrant to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil or criminal action or proceeding in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the Registrant.

Indemnification, unless ordered by a court pursuant to Section 78.7502 of the NRS or for the advancement of expenses as described above, may not be made to or on behalf of any director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

The Registrant is authorized under Nevada law to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the Registrant has the authority to indemnify him or her against such liability and expenses.

Under the terms of the Registrant’s directors’ and officers’ liability and company reimbursement insurance policies, directors and officers of the Registrant are insured against certain liabilities, including liabilities arising under the Securities Act.

Item 7.
Exemption from Registration Claimed.

Not applicable.

Item 8.
Exhibits.

Exhibit Number	Description of Exhibit
4.1	Articles of Incorporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K12B filed March 28, 2019).
4.2	Bylaws (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K12B filed March 28, 2019).
5.1	Opinion of Thompson Hine LLP.
23.1	Consent of Moore Stephens Lovelace, P.A.
23.2	Consent of Thompson Hine LLP (included in legal opinion filed as Exhibit 5.1).
24.1	Power of Attorney.
99.1
2007 Incentive Compensation Plan (incorporated by reference from Annex G to the Predecessor Company’s Definitive Proxy Statement on Schedule 14A filed April 5, 2007, relating to the 2007 annual stockholders’ meeting).

99.2
Amendment to the 2007 Incentive Compensation Plan, effective as of March 17, 2017 (incorporated by reference from Exhibit 10.1 to the Predecessor Company’s Current Report on Form 8-K filed March 21, 2017).

99.3
Form of 2007 Incentive Compensation Plan Stock Option Agreement (incorporated by reference from Exhibit 10.15 to the Predecessor Company’s Annual Report on Form 10-K for the year ended December 31, 2012).

99.4	2017 Incentive Compensation Plan (incorporated by reference from Exhibit 4.5 to the Predecessor Company’s Registration Statement on Form S-8 filed June 15, 2017).
99.5	Form of Stock Option Agreement under the 2017 Incentive Compensation Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K12B filed March 28, 2019).
99.6	Form of Restricted Share Agreement under the 2017 Incentive Compensation Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K12B filed March 28, 2019).
99.7	Form of Restricted Stock Unit Agreement under the 2017 Incentive Compensation Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K12B filed March 28, 2019).
99.8
Form of Non-Employee Director Restricted Share Unit Agreement under 2017 Incentive Compensation Plan (September 2018) (incorporated by reference to Exhibit 10.1 to the Predecessor Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018).

99.9
Omnibus Amendment to Incentive Compensation Plans, dated as of March 28, 2019, by and between BK Technologies, Inc. and BK Technologies Corporation (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K12B filed March 28, 2019).

Item 9.
Undertakings.

(a)
The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to each Registration Statement:

(i)           to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)         to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Melbourne, State of Florida, on the 28th day of March, 2019.

BK TECHNOLOGIES CORPORATION

By:  /s/ Timothy A. Vitou
Timothy A. Vitou
President

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments have been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Timothy A. Vitou	President	March 28, 2019
Timothy A. Vitou	(Principal Executive Officer)

/s/ William P. Kelly	Executive Vice President and Chief Financial Officer	March 28, 2019
William P. Kelly	(Principal Financial Officer and Principal Accounting Officer)

/s/ D. Kyle Cerminara*	Chairman of the Board of Directors and Director	March 28, 2019
D. Kyle Cerminara

/s/ Lewis M. Johnson*	Co-Chairman of the Board of Directors and Director	March 28, 2019
Lewis M. Johnson

/s/ Michael R. Dill*	Director	March 28, 2019
Michael R. Dill

/s/ Charles T. Lanktree*	Director	March 28, 2019
Charles T. Lanktree

/s/ E. Gray Payne*	Director	March 28, 2019
E. Gray Payne

/s/ John W. Struble*	Director	March 28, 2019
John W. Struble

/s/ Ryan R.K. Turner*	Director	March 28, 2019
Ryan R.K. Turner

*By:
/s/ William P. Kelly
               William P. Kelly

Attorney-In-Fact